UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On September 28, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following letter to shareholders of Automatic Data Processing, Inc., which was also posted on www.ADPascending.com:

September 28, 2017 Dear Fellow Shareholder: Pershing Square is one of the largest shareholders of ADP. We made a $2.3 billion investment in ADP because we believe it is a good business that can be substantially improved. In our first letter to you, we discussed the substantial and achievable opportunity that exists for ADP to improve its operating efficiency, product and service offerings, and long-term shareholder value. Despite the large opportunity for improvement, ADP’s board and management have made clear that they are committed to the status quo, recently releasing a “plan” which projects no improvement in its annual margin improvement targets. In other words, the board and management have effectively said that they can’t do any better. We have detailed ADP’s opportunity for significant improvement in our prior letter – that said, you may wonder how one can understand the potential for improvement and its timeframe for execution. By examining the performance of two businesses that were once owned and operated by ADP and subsequently sold or spun off – both of which delivered large increases in operating margins shortly after their disposition – one can better understand the potential for improvement at ADP. The dramatic improvement in these businesses once they were no longer overseen by ADP’s current board and management reflects the value that can be unlocked at ADP, which The Nominees for ADP’s Transformation will work to achieve for the benefit of all shareholders. If ADP can achieve its potential, it will drive an additional 50% increase in ADP’s overall profitability, dividends, and stock price by 2021 compared with the status quo. ADP’S PRIOR DISPOSITIONS DEMONSTRATE THE OPPORTUNITY FOR IMPROVEMENT Over the last decade, ADP has narrowed its focus on the Human Capital Management (“HCM”) industry and disposed of other processing businesses, namely Solera (known as Claims Services within ADP) and CDK (known as Dealer Services within ADP). Following its sale in April 2006, Solera increased its operating margins from 18% to 40% within five years. Solera made these impressive improvements by focusing on operational efficiency, reducing management bureaucracy, delayering the organization, rationalizing facilities, and reducing waste to drive unnecessary expense out of the business.

CDK was spun off from ADP on September 30, 2014. After the spinoff, several activist shareholders announced investments in CDK. In stark contrast to ADP’s response to us, CDK’s board and management embraced these shareholder views, hired a consultant to independently evaluate the company’s potential, and then shortly thereafter announced a transformation plan. Since its spinoff from ADP, CDK has improved its operating margins from 16% to 26% in three years, and is projecting margins of 35% or more by the end of FY 2019 (year five), a more than two-fold increase in margins since it was disposed of by ADP. CDK is a very recent example of ADP’s inadequate business oversight and governance, which if improved with the addition of fresh perspectives and a major shareholder on the board, can unlock substantial shareholder value at ADP. CDK WAS ABLE TO MAKE PROMPT IMPROVEMENTS THAT ADP DID NOT CAPTURE Under ADP’s ownership, CDK aimed to produce only marginal increases in profitability over time. Running a business for incremental gain, regardless of its full potential or the improvements of competitors, is also how ADP manages its Employer Services business, as described by the former CEO: “Yes. Again, the business model there is no different than Employer Services. Again, sans acquisitions or significant investments, we would expect the core Dealer business to improve its margins 0.5 point a year as a way to think about it. So there are clearly 2 or 3 more points of margin improvement available in the Dealer market over a planning horizon.” —Gary Butler, ADP, Former CEO, FY Q3 2007 Earnings Call, May 1, 2007 Clearly, this approach led to a missed opportunity for ADP shareholders. CDK made dramatic improvements and is on target to more than double margins just five years after its disposal by ADP. Simply put, ADP was either unaware of this significant opportunity for improvement or it was unwilling to take the steps necessary to capture it. This was a massive missed opportunity for ADP shareholders. Owned by ADP for 42 years before spinoff

CDK’S TRANSFORMATION PROVIDES A CLEAR ROADMAP FOR ADP SHAREHOLDERS CDK was able to improve its performance substantially and quickly after being freed from ADP’s oversight. The driving force behind the improvements at CDK was its renewed focus on operating efficiency. We believe a similar approach at ADP will yield similarly impactful results. In fact, the CDK transformation included many cultural and operational efficiency initiatives that can be applied to ADP: Restructuring the corporate organization to reduce business complexity, improve efficiency, and build a more client-centric structure Reducing management bureaucracy and bloat through fewer layers and larger spans of control Consolidating its sprawling real estate footprint Restructuring the service organization to provide superior client product support Investing to improve implementations through enhanced technology and automation tools Accelerating necessary product investments Assessing the current product portfolio and prudently managing platform migrations The similarities between the pre-transformation CDK and ADP are striking, including their organizational structures, business complexity and inefficiency arising from multiple acquisitions, corporate and management bloat, and cultures which lack accountability for operational efficiency and continuous improvement. CDK was able to dramatically improve efficiency and performance while also improving customer relationships and product offerings. CDK’s transformation drove significant margin and earnings improvement, did not require significant expense or investments to make these improvements, and caused no harm or risk to CDK’s business or its customers. CDK is a much more effective and efficient competitor as a result of the steps it has taken since the spinoff from ADP. CDK’s board was totally refreshed as a result of the spinoff, and included the addition of two directors proposed by an activist shareholder. The shareholder-friendly approach taken by CDK’s board allowed the company to fulfill its potential. The new CDK board: Embraced the views of shareholders, which were explored with an open mind Hired consultants to do an independent and thorough review of the opportunity to improve performance Publicly announced a transformation plan with specific targets Tied management compensation to the company’s plan and potential Oversaw the same management team which ran the business under ADP in its development of the transformation plan and its execution CDK’s business performance and stock price have benefitted greatly from its board’s open-minded, shareholder-friendly approach. CDK has delivered a total shareholder return of 108% in the three years since it was spun off by ADP (as compared to ADP’s 41% TSR over the same period). Despite ADP’s comments to the contrary, there is no reason that what CDK has achieved in just a few years after the spinoff cannot be achieved at ADP. Doing so will require fresh perspectives and a willingness to embark on a true transformation plan, rather than the reaffirmation of the status quo that ADP’s management and board continue to endorse.

CDK AND SOLERA CALL INTO QUESTION ADP’S CULTURE AND GOVERNANCE CDK and Solera are clear illustrations of the operational underperformance which exists at ADP. The rapid and significant improvement of these businesses post ADP is very instructive and raises important questions: How were CDK and Solera able to double margins within five years of disposal by ADP? Was the potential to double margins not identified by ADP while under its ownership and the oversight of ADP’s board and management? If identified, why was the opportunity not pursued? ADP has suggested that a transformation of ADP would be “extreme” and “risky”—does ADP have the same view of the significant improvements delivered at CDK and Solera? What does all of the above say about ADP’s corporate operating efficiency, culture and governance? We think it speaks volumes. ADP NEEDS FRESH PERSPECTIVES TO ACHIEVE ITS FULL POTENTIAL At ADP’s annual meeting on November 7, 2017, shareholders will have the opportunity to vote for transformational change at ADP by electing three highly qualified and experienced independent director nominees. If elected to the board, The Nominees for ADP’s Transformation will bring a shareholder orientation along with a major ownership stake, fresh perspectives, and relevant expertise in business transformation and operating efficiency to accelerate the necessary changes required for ADP to achieve its full potential. With a strong mandate from shareholders, we look forward to working constructively with members of management and the newly reconstituted board for the benefit of all ADP shareholders. We request all shareholders vote FOR The Nominees for ADP’s Transformation on the GOLD Proxy Card or GOLD Voting Instruction Form. Sincerely, William A. Ackman You can vote by Internet, telephone or by signing, dating and returning the GOLD Proxy Card or GOLD Voting Instruction Form today. Shareholders are urged NOT to use any white proxy card received from ADP and are strongly encouraged to discard the white proxy card. If you previously voted ADP’s white proxy card you may change your vote by voting a later dated GOLD Proxy Card or GOLD Voting Instruction Form. Only your last dated proxy card will count. Additional information regarding the proxy contest, as well as Pershing Square’s presentation to ADP shareholders is available at www.ADPascending.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635.